American Housing Income Trust To Acquire 50 New Properties In Phoenix

American Housing Income Trust (PRNewsFoto/American Housing Income Trust)

PHOENIX, Feb. 25, 2016 /PRNewswire/ -- American Housing Income Trust, Inc.®, a Maryland corporation ("AHIT" or the "Company") (OTCQB: AHIT), announced that it has entered into a contract to acquire 50 single-family homes located in Phoenix, Arizona, subject to due diligence, financing and other contingencies. The aggregate purchase price for all 50 homes is approximately $8.3M, exclusive of closing costs. The acquired properties average 1900 square feet and are primarily three-bedroom, two bath homes.

Jeff Howard, Chief Executive Officer and President of the Company commented, "We are extremely pleased to announce the upcoming acquisition of single family residences and the continued expansion of our portfolio. If closing is successful, American Housing Income Trust will own a total of 93 homes in Arizona, Nevada and Texas." Chief Financial Officer and Treasurer, Sean Zarinegar, stated that the acquisition will high-grade the Company's portfolio, establish greater scale, and improve the operating margins and cash flow position as the Company continues to progress towards REIT status. He further stated that this is an excellent opportunity to expand its presence in the Company's target markets.

Please email AHIT at info@ahitrust.com (mailto:info@ahitrust.com) or call the Company at (623) 551-5808 if you have any questions. For investment information you may obtain a written prospectus by contacting the Company at the foregoing email address and phone number or by writing to the Company at American Housing Income Trust, Inc., ATTN: Investor Relations, 34225 N. 27th Dr Bldg 5 Ste 238, Phoenix, AZ 85085.

About American Housing Income Trust, Inc.

American Housing Income Trust, Inc., is incorporated in the State of Maryland, owns and operates single family rentals in Arizona, Nevada and Texas and has plans to scale its operations nationally. American Housing Income Trust, Inc. is a publicly traded company on OTC Markets Group Inc. OTCQB listing venue as a compliant, fully reporting entity with the United States Securities and Exchange Commission. The Company's focus is on employing a disciplined acquisition strategy, operational efficiencies, as well as maintaining a full understanding of local, regional, and national housing fundamentals. As part of its marketing strategy, it promotes the benefits of single-family rental living compared to apartment dwelling. The company intends to qualify as a REIT for federal income tax purposes and would not be subject to federal income tax to the extent that it distributes at least 90% of its taxable income to its shareholders. American Housing Income Trust, Inc. has incorporated the assets of its subsidiaries that launched their initial business plan to acquire portfolios of SFR's in 2010 and is headquartered in Phoenix, Arizona operating through its wholly-owned subsidiary, American Realty Partners, LLC. For information on American Housing Income Trust, visit www.ahitrust.com (http://www.ahitrust.com/).

Forward Looking Statement

This press release contains forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events and similar expressions. Forward-looking statements may be identified by use of words such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," or "potential" or similar words or phrases which are predictions of or indicate future events or trends. Statements such as those concerning potential acquisition activity, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance are based on the Company's current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Any of these statements could prove to be inaccurate and actual events or investments and results of operations could differ materially from those expressed or implied, including the ability of the Company to qualify and operate as a REIT. To the extent that the Company's assumptions differ from actual results, the Company's ability to meet such forward-looking statements, including its ability to invest in a diversified portfolio of quality real estate investments and to qualify and operate as a REIT, may be significantly and negatively impacted. You are cautioned not to place undue reliance on any forward-looking statements and the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, future events or other changes. Please refer to Company's filings with the Securities and Exchange Commission for further information.

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SOURCE American Housing Income Trust, Inc.

RELATED LINKS
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